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                                                                    EXHIBIT 99.2

                        [A. L. LABORATORIES LETTERHEAD]

                                                               September  , 1994

                             AN IMPORTANT REMINDER

Dear Stockholder:

       Proxy materials for the September 27, 1994 Special Meeting of Stockholders of A. L. Laboratories, Inc. have been previously mailed to you. According to our records, your proxy card for this important meeting has not been received.

       Regardless of the number of shares you own, it is important that they be represented and voted at the meeting. Accordingly, please take a moment to sign, date and mail promptly the enclosed proxy. Your interest and participation in the affairs of your Company is sincerely appreciated.

       Thank you for your continued support.

                                          Very truly yours,

                                          [NAME]
                                          [TITLE]

                 IF YOU HAVE RECENTLY MAILED YOUR PROXY, PLEASE
                 ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.